Filed Pursuant to Rule 433 of the Securities Act of 1933
Free Writing Prospectus dated October 14, 2026
Relating to the Prospectus Supplement dated September 11, 2026
Registration No. 333-295142

On October 14, 2026, DeFi Development Corp. (the “Company”) made available a video relating to the Company’s offering of shares of its Variable Rate Series C Perpetual Preferred Stock (“CHAD Stock”). A transcript of the video is attached hereto as Exhibit A.

The Company has filed with the Securities and Exchange Commission (the “SEC”) a registration statement (including a base prospectus) and a prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus supplement, the accompanying base prospectus and the other documents incorporated by reference therein or that the Company has filed with the SEC for more complete information about the Company and this offering.

You may obtain these documents for free by visiting EDGAR on the SEC’s website or by visiting www.dfdv.com.

Exhibit A

0:04: Nerd 1: I'm looking for something that pays me every day.

0:07: Teller: Sir, that's not how this works.

0:08: Teller: We don't offer anything like that.

0:11: CHAD: Hey bro, I think you need CHAD.

0:14: CHAD: 13% annual dividend paid daily, available on NASDAQ.

0:18: Woman 1: CHAD, can we get out of here?

0:20: Woman 2: I want you to tell me all about payday.

0:22: CHAD: Gotta go.

0:25: Teller: Uh, I think you need CHAD.